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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                        SEC File Number 0-25171
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                                                       CUSIP Number 53218N 10 6
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     (CHECK ONE): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR


                  For Period Ended:  DECEMBER 31, 2001
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                  [   ]    Transition Report on Form 10-K
                  [   ]    Transition Report on Form 20-F
                  [   ]    Transition Report on Form 11-K
                  [   ]    Transition Report on Form 10-Q
                  [   ]    Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -----------------------


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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
Former Name if Applicable

                                  Lifef/x, Inc.
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Address of Principal Executive Office (STREET AND NUMBER)

                        153 Needham Street, Building One
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City, State and Zip Code

                                Newton, MA 02464
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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

            |X|              (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            |X|              (b)   The subject annual report, semi-annual report, transition report on Form 10-K,
                                   Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            |_|              (c)   The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                                     SEC 1344 (11091)

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach Extra Sheets if Needed)

The Company is unable to file its Annual Report on Form 10-K for the period ended December 31, 2001 within the prescribed time period because the Company is experiencing delays in finalizing the financial statements. The Company intends to file its Annual Report on Form 10-K on or before the 15th calendar day following the prescribed due date.

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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification

         COURTNEY A. WILSON             617                      856-8132
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         (Name)                     (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]


                                  Lifef/x, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 29, 2002               By /s/ Dennis J. Crane
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                                       Name:  Dennis J. Crane
                                       Title: Acting Chief Executive Officer




                                                     SEC 1344 (11091)